SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

CyberSource Corporation
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
____________________________________________________________________________________
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      the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
____________________________________________________________________________________
      1) Amount previously paid:
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      3) Filing Party:
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      4) Date Filed:

CyberSource Corporation

________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 17, 2007

To the Stockholders of CyberSource Corporation:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of CyberSource Corporation, a Delaware corporation (the “Company”), will be held at the Company’s headquarters, 1295 Charleston Road, Mountain View, California 94043, on Thursday, May 17, 2007, at 10:00 a.m., Pacific Daylight Time, for the following purposes:

1.	To elect six directors of the Company to serve until the 2007 Annual Meeting of Stockholders.

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2007.

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the proxy statement which is attached and made a part hereof.

     The Board of Directors has fixed the close of business on March 22, 2007 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT THE MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS. STOCKHOLDERS OF RECORD MAY VOTE THEIR SHARES (1) BY SIGNING, DATING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE, OR (2) OVER THE INTERNET (INSTRUCTIONS FOR VOTING OVER THE INTERNET ARE SET FORTH ON THE ENCLOSED PROXY CARD). IF YOU SUBMIT YOUR PROXY AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

By Order of the Board of Directors,

Richard Scudellari
Secretary

Mountain View, California
April 9, 2007

CYBERSOURCE CORPORATION
1295 Charleston Road
Mountain View, California 94043
________________

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General Information

     This Proxy Statement is furnished to the stockholders of CyberSource Corporation, a Delaware corporation (the “Company” or “CyberSource”), in connection with the solicitation by the Board of Directors of the Company (the “Board”) of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders of the Company and any adjournment or postponement thereof (the “Annual Meeting”). The Annual Meeting is to be held on Thursday, May 17, 2007, at 10:00 a.m., Pacific Daylight Time, at the Company’s headquarters, 1295 Charleston Road, Mountain View, California 94043. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of the Secretary) a written notice of revocation or a duly executed proxy bearing a later date, by submitting new voting instructions via the Internet, or by attending the Annual Meeting and voting in person.

Solicitation and Voting Procedures

     This Proxy Statement and the accompanying proxy were first sent by mail to stockholders on or about April 9, 2007. The cost of managing the proxy process will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding proxy materials to such beneficial owners. The Company may conduct further solicitations personally, by telephone or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

     The close of business on March 22, 2007 has been fixed as the record date (the “Record Date”) for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had approximately 35,123,151 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting of a majority, or approximately 17,561,576 of these shares of Common Stock of the Company, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters.

     For the election of directors in Proposal No. 1, the six candidates who receive the greatest number of votes cast at the Annual Meeting are elected, provided a quorum is present. The affirmative vote of a majority of the shares of the Company’s Common Stock present in person or represented by proxy at the Annual Meeting, and entitled to vote, shall be required to approve Proposal No. 2, provided a quorum is present. Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the Annual Meeting. Broker “non-votes” are not counted in the tabulation of the voting results on the election of directors or for purposes of determining the number of votes cast with respect to a particular proposal and, therefore, do not have an effect on the vote. A broker “non-vote” occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include, among others, the election of directors and ratification of auditors (Proposal Nos. 1 and 2). For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstentions have the same effect as negative votes.

     All shares of Common Stock represented by valid proxies will be voted in accordance with the instructions contained therein. In the absence of instructions, proxies from holders of Common Stock will be voted FOR Proposal Nos. 1 and 2.

     Shares of Common Stock cannot be voted until (i) a signed proxy card is returned, (ii) voting instructions are submitted by using the Internet, or (iii) a stockholder attends and votes in person at the Annual Meeting. Specific instructions for stockholders of record who wish to use the Internet are set forth on the enclosed proxy card. The Internet voting procedure is designed to authenticate stockholders’ identities, to allow stockholders to provide their voting instructions, and to confirm that their instructions have been recorded properly. The Company believes the procedures which have been put in place are consistent with the requirements of applicable law.

Householding of Annual Meeting Materials

     Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the proxy statement and annual report may have been sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of either document to any stockholder who contacts the Company’s investor relations department at (650) 965-6000 requesting such copies. If a stockholder is receiving multiple copies of the proxy statement and annual report at the stockholder’s household and would like to receive a single copy of those documents for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the proxy statement and annual report.

Deadline for Receipt of Stockholder Proposals

     Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. For stockholder proposals to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice therefor in writing to the Secretary of the Company. To be timely for the Company’s 2008 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company between January 25, 2008 and February 24, 2008. A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

     Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and intended to be presented at the Company’s 2008 annual meeting of stockholders must be received by the Company not later than December 11, 2007 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

     Pursuant to the amended Bylaws of the Company, the authorized number of directors is set at six. The Nominating Committee has recommended, and the Board of Directors has nominated, the six nominees listed below for election as directors at the Annual Meeting, each to serve until the 2008 annual meeting of stockholders, until each director’s successor is elected or appointed and qualified, or until the earlier resignation or removal of the director. All of the nominees are currently directors of the Company, and each of the nominees named below has consented, if elected as a director of the Company, to serve until his term expires. The six nominees receiving the highest number of affirmative votes will be elected as directors. Unless otherwise instructed, the proxy holders will vote the proxies they receive for the six nominees of the Board of Directors named below. In the event that any nominee of the Board is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, with any required selection among such nominees to be determined by the proxy holders. Directors will be elected by a plurality of votes cast.

     Set forth below are the names, ages and certain biographical information relating to the director nominees and current directors.

Name of Director	Age	Position with Company	Director Since
William S. McKiernan	50	Chairman of the Board of Directors, Chief Executive Officer	1997
John J. McDonnell Jr.	69	Director	2000
Steven P. Novak	59	Director (Lead Independent Director)	1997
Kenneth R. Thornton	65	Director	2001
Richard Scudellari	50	Director and Secretary	1997
Scott R. Cruickshank	44	Director, President and Chief Operating Officer	2005

     William S. McKiernan founded CyberSource Corporation in 1994. CyberSource Corporation initially launched software.net, an online software store and built the payment processing capability to support software.net. In 1996, CyberSource Corporation created a second business focused on payment processing and ran two separate business units, an online software store and the payment processing business. On December 31, 1997, the two business units were split into two separate corporations resulting in software.net Corp. (later, Beyond.com Corporation) and the entity that operates today as CyberSource Corporation. Mr. McKiernan has served as the Company’s Chairman and CEO from inception. He also served as the CEO of software.net until March 1998. From 1992 to 1994, Mr. McKiernan was employed by McAfee Associates, Inc. (now known as McAfee, Inc.), a developer of computer security software, where he served as President and Chief Operating Officer. Prior to joining McAfee, Mr. McKiernan was Vice President of Princeton Venture Research, Inc., an investment banking and venture consulting firm from 1990 to 1992. Mr. McKiernan also held management positions with IBM/ROLM, a telecommunications company, and PricewaterhouseCoopers LLP. Mr. McKiernan serves on the Board of Directors of the Multiple Myeloma Research Foundation, a non-profit cancer research foundation. Mr. McKiernan holds a B.S. from Boston College and an M.B.A. from the Harvard Business School.

     John J. McDonnell Jr. has been a director of the Company since September 2000. Mr. McDonnell served as the Chief Executive Officer and Chairman of TNS Inc., a telecommunications company which provides network services for the financial industry, from March 2001 to December, 2006. Mr. McDonnell founded TNS Inc. in 1990 and served as its Chief Executive Officer, President and director from its founding until it was acquired by PSINet Inc. in November 1999. In April 2001, Mr. McDonnell and a group of investors reacquired TNS Inc. from PSINet. Mr. McDonnell previously served as Chief Executive Officer of PaylinX Corporation ("PaylinX") from January 2000, and as a director of PaylinX from February 1999, both until the Company’s acquisition of PaylinX in September 2000. From 1987 to 1989, Mr. McDonnell served as President and Chief Executive Officer of Digital Radio Networks, Inc., a local access bypass carrier for point-of-sale transactions. Mr. McDonnell also serves on the Board of Directors of DealerTrack, Inc. Mr. McDonnell holds a BEE from Manhattan College and an MEE from Rensselaer Polytechnic University.

     Steven P. Novak has been a director of the Company since the Company’s inception in December 1997. Since July 2002, Mr. Novak has been President and Chief Executive Officer of Palladio Capital Management LLC which provides management services to Palladio Partners LP, an investment partnership. Mr. Novak also serves as a director of Technology Investment Capital Corporation, a publicly-traded business development company, and several privately-held companies. Mr. Novak holds a B.S. from Purdue University and an M.B.A. from the Harvard Business School.

     Kenneth R. Thornton has been a director of the Company since April 2001. Mr. Thornton was General Manager of International Business Machines Corporation’s (“IBM”) Global Public Sector business from 1997 until his retirement in March 2001, where his responsibilities included the government, healthcare, education and pharmaceutical industries. Prior to that, he held numerous positions at IBM including Vice President and General Manager - U.S. Mid-Atlantic Area, Industry Director of State & Local Government, Commercial Regional Manager, Director of Federal Marketing Operations and Southeast New England Sales Branch Manager. Mr. Thornton is also a director of Cogent Systems, Inc., Security Storage Corporation and Hire Networks Corporation. Mr. Thornton holds a B.S. in Business Administration from Barton College and holds certificates of study from the Harvard Business School, University of California at Berkeley School of Business and IBM’s International Executive Program.

     Richard Scudellari has been a director of Company since the Company’s inception in December 1997. Mr. Scudellari has been a partner at Morrison & Foerster LLP, a law firm, since February 1999. Mr. Scudellari is also a member of the Board of Directors of Morrison & Foerster LLP. Mr. Scudellari holds a B.S. and J.D. from Boston College.

     Scott R. Cruickshank has been a director of the Company since August of 2005, and on April 3, 2006, Mr. Cruickshank assumed the positions of President and Chief Operating Officer of the Company. Mr. Cruickshank is the former President and Chief Operating Officer of Qsent, Inc., a venture backed company based in Portland, Oregon engaged in the business of providing contact data services and information. Prior to Qsent, Inc., Mr. Cruickshank was the Chief Marketing Officer of Paymentech, L.P. (now Chase Paymentech Solutions, LLC) from March 2000 through March of 2005, where he led the company’s sales, customer care, account management, marketing and service operations functions. Mr. Cruickshank joined Paymentech subsequent to Paymentech’s merger with Bank One Payment Services. Mr. Cruickshank served as Managing Partner of Bank One Payment Services and Senior Vice President of First Data Merchant Services, Inc. from October of 1996 until the merger with Paymentech in July 1999. Mr. Cruickshank has also held positions of Vice President Acquirer Relations with MasterCard International, Inc. and Director of Business Development for MCI Telecommunications, Inc. Mr. Cruickshank is also an advisor to the board of directors of AuctionPay, Inc. a venture backed company serving the payment processing needs of non-profit organizations. Mr. Cruickshank holds a B.S. in Business Administration with concentrations in finance and marketing from the University of Nebraska.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
THE ELECTION OF THE NOMINEES NAMED ABOVE

BOARD AND CORPORATE GOVERNANCE MATTERS

Meetings and Committees of the Board of Directors

     During 2006, the Board met twelve times. No director attended fewer than 75% of all the meetings of the Board and its committees on which he served after becoming a member of the Board. The Board has four committees: the Audit Committee, the Compensation Committee, the Nominating Committee, and the Special Litigation Committee. The members of the committees during fiscal 2006 are identified in the following table:

Special
Director	Audit	Compensation	Nominating	Litigation
John J. McDonnell Jr.	CHAIR	X		X
Steven P. Novak	X	X	X
Kenneth R. Thornton	X	CHAIR	X	X
Richard Scudellari (1)			CHAIR
Scott R. Cruickshank (2)

(1)	Effective March 3, 2006, Richard Scudellari resigned as a member of the Compensation Committee.
(2)	Effective upon his employment as President and Chief Operating Officer of the Company on April 3, 2006, Mr. Cruickshank resigned as a member of the Audit and Nominating Committees.

     The Audit Committee held seven meetings in 2006. The Audit Committee oversees the accounting and financial reporting processes of the Company and audits of the Company’s financial statements. In accordance with the Amended and Restated Audit Committee Charter, the Audit Committee appoints the Company’s independent registered public accounting firm and is primarily responsible for approving the services performed by the Company’s independent registered public accounting firm and for reviewing and evaluating the Company’s accounting principles and its system of internal accounting controls. The Audit Committee is composed solely of non-employee directors, as such term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Board has determined that all members of the Audit Committee are "independent" as that term is defined in Rule 4200(a)(15) of the listing standards of the Marketplace Rules of the Nasdaq Stock Market, Inc. (“Nasdaq”). The Board has further determined that John J. McDonnell Jr. is an “audit committee financial expert” as defined by Item 401(h) of Regulation S-K of the Exchange Act and is independent as defined by Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act. The Company’s Board of Directors has adopted a written charter for the Audit Committee. A copy of the Company’s Second Amended and Restated Audit Committee Charter can be viewed at the Company’s website at www.cybersource.com.

     The Compensation Committee held three meetings in 2006. The Compensation Committee’s functions are to establish and apply the Company’s compensation policies with respect to its executive officers and certain other employees. In addition, the Compensation Committee administers the Company’s incentive compensation and benefit plans. A copy of the Company’s Compensation Committee charter is attached hereto as Appendix A.

     The Nominating Committee acted by unanimous written consent during 2006 and did not have any formal meetings where it took action. The Nominating Committee monitors the size and composition of the Company’s Board of Directors. Prior to the Company’s annual meeting of stockholders, the Nominating Committee, in accordance with guidelines designed to highlight necessary qualifications, assists the existing Board in selecting the candidates who will be presented to the Company’s stockholders for election as director to serve as such until the next annual meeting. The Nominating Committee will consider and make recommendations to the Board of Directors regarding any stockholder recommendations for candidates to serve on the Board of Directors. However, it has not adopted a formal process for that consideration because it believes that the informal consideration process has been adequate given the historical absence of stockholder proposals. The Nominating Committee will review periodically whether a more formal policy should be adopted. Stockholders wishing to recommend candidates for consideration by the Nominating Committee may do so by writing to the Secretary of the Company at 1295 Charleston Road, Mountain View, California 94043 providing the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to act if elected, and evidence of the nominating stockholder’s ownership of the Company’s Common Stock at least 120 days prior to the next annual meeting to assure time for meaningful consideration by the Nominating Committee. There are no differences in the manner in which the Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or the Nominating Committee. The Company currently does not pay any third party to identify or assist in identifying or evaluating potential nominees.

     The Nominating Committee operates under a written charter setting forth the functions and responsibilities of the committee. A copy of the Company’s Amended and Restated Nominating Committee Charter can be viewed at the Company’s website at www.cybersource.com.

     In reviewing potential candidates for the Board, the Nominating Committee considers the individual’s experience in the online payment processing and related industries, the general business or other experience of the candidate, the needs of the Company for an additional or replacement director, the personality of the candidate, the candidate’s interest in the business of the Company, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to get involved and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. The Board intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria.

     All members of the Nominating Committee are independent directors within the meaning of Rule 4200 of the listing standards of Nasdaq.

     The Special Litigation Committee, formed in October 2002, received updates on the status of pending litigation, but held no formal meetings in 2006. The Special Litigation Committee’s function is to review and decide upon major issues regarding litigation initiated against the Company in August 2001 in connection with the Company’s initial public offering. For more information on the litigation, please refer to the Company’s annual report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission on March 13, 2007.

Annual Meeting of Stockholders

     The Company encourages, but does not require, its Board members to attend the annual meeting of stockholders. Three of the Company’s directors attended the 2006 annual meeting of stockholders.

Director Independence

     The Board has determined that a majority of the Board members, Messrs. McDonnell, Novak, Scudellari, and Thornton are “independent” as that term is defined in Rule 4200 of the listing standards of Nasdaq.

Lead Independent Director

     The Board has designated Steven P. Novak as the lead independent director.

Communication between Stockholders and Directors

     The Company's Board of Directors currently does not have a formal process for stockholders to send communications to the Board of Directors. Nevertheless, it is the Board’s intention that the views of stockholders will be heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders on a timely basis. The Board of Directors does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board. However, stockholders wishing to formally communicate with the Board of Directors may send communications directly to William S. McKiernan, Chairman of the Board, or Steven P. Novak, Lead Independent Director, c/o CyberSource Corporation, 1295 Charleston Road, Mountain View, California 94043.

Access to Corporate Governance Policies

     The Company has adopted a Code of Business Conduct that applies to, among others, the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, which is designed to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. The Code of Business Conduct is available on the Company’s website at www.cybersource.com. To the extent required by law, any amendments to, or waivers from, any provision of the Code of Business Conduct will be promptly disclosed to the public. To the extent permitted by such legal requirements, the Company intends to make such public disclosure by posting the relevant material on its website in accordance with Securities and Exchange Commission rules.

     Copies of the Company’s committee charters, and Code of Business Conduct will be provided to any stockholder upon written request to the Company at 1295 Charleston Road, Mountain View, California 94043, attention: Investor Relations.

Compensation Committee Interlocks and Insider Participation

     None of the members of the Company’s Compensation Committee is an executive officer or employee of the Company. No interlocking relationship exists between the Company’s Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

     During fiscal year 2006, the law firm of Morrison & Foerster LLP provided legal services to the Company, for which the Company paid approximately $400,000 in fees. Mr. Scudellari, a director of the Company and a member of the Compensation Committee until March 3, 2006, is a partner of Morrison & Foerster LLP.

Relationships Among Directors or Executive Officers

     There are no family relationships among any of the directors or executive officers of the Company.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

     Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 1997, and the Board of Directors, upon the recommendation of the Audit Committee, has selected Ernst & Young LLP to audit the financial statements of the Company for the fiscal year ending December 31, 2007 and recommends that the stockholders ratify such selection. Unless otherwise instructed, the proxy holders will vote the proxies they receive for the ratification of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2007. Ratification and approval of this proposal requires the affirmative vote of a majority of the outstanding shares of the Company’s Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock entitled to vote and voting at the Annual Meeting, the Company will review its future selection of its independent registered public accounting firm. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

     In connection with the audit of the 2006 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures.

     The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2005 and December 31, 2006 and fees billed for other services rendered by Ernst & Young LLP during those periods.

	Fiscal 2005	Fiscal 2006
Audit Fees (1)	$659,750	$715,031
Audit-Related Fees (2)	21,500	21,300
Tax Fees (3)	51,742	115,500
All Other Fees (4)	1,500	--
Total	$734,492	$851,831

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, internal controls under Sarbanes-Oxley Rule 404, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advisor and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance and tax planning.

(4)	All Other Fees consist of fees for products and services other than the services reported above.

     In making its recommendation to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007, the Audit Committee has considered whether services other than audit and audit-related services provided by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

     The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF
THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007

MANAGEMENT

Officers and Key Employees

     The current officers and key employees of the Company, their ages and their positions are as follows:

Name	Age	Position(s)
Executive Officers
William S. McKiernan	50	Chairman of the Board of Directors and Chief Executive Officer
Scott R. Cruickshank	44	Director, President and Chief Operating Officer
Robert J. Ford	57	Chief Technology Officer and Executive Vice President of Product Development
Steven D. Pellizzer	37	Chief Financial Officer and Vice President, Finance
Michael A. Walsh	38	Senior Vice President, Worldwide Sales

Key Employees
George Barby	51	Vice President, Operations
Perry S. Dembner	46	Vice President, Marketing
Kirsten Fry-Sanchez	47	Vice President, Product Management
David Hansen	48	President, BidPay.com, Inc.
David J. Kim	39	Vice President, General Counsel
Patricia A. Martin	45	Vice President, Customer Support

     William S. McKiernan founded CyberSource Corporation in 1994. CyberSource Corporation initially launched software.net, an online software store and built the payment processing capability to support software.net. In 1996, CyberSource Corporation created a second business focused on payment processing and ran two separate business units, an online software store and the payment processing business. On December 31, 1997, the two business units were split into two separate corporations resulting in software.net Corp. (later, Beyond.com Corporation) and the entity that operates today as CyberSource Corporation. Mr. McKiernan has served as the Company’s Chairman and CEO from inception. He also served as the CEO of software.net until March 1998. From 1992 to 1994, Mr. McKiernan was employed by McAfee Associates, Inc. (now known as McAfee, Inc.), a developer of computer security software, where he served as President and Chief Operating Officer. Prior to joining McAfee, Mr. McKiernan was Vice President of Princeton Venture Research, Inc., an investment banking and venture consulting firm from 1990 to 1992. Mr. McKiernan also held management positions with IBM/ROLM, a telecommunications company, and PricewaterhouseCoopers LLP. Mr. McKiernan serves on the Board of Directors of the Multiple Myeloma Research Foundation, a non-profit cancer research foundation. Mr. McKiernan holds a B.S. from Boston College and an M.B.A. from the Harvard Business School.

     Scott R. Cruickshank has been a director of the Company since August of 2005, and on April 3, 2006, Mr. Cruickshank assumed the positions of President and Chief Operating Officer of the Company. Mr. Cruickshank is the former President and Chief Operating Officer of Qsent, Inc., a venture backed company based in Portland, Oregon engaged in the business of providing contact data services and information. Prior to Qsent, Inc., Mr. Cruickshank was the Chief Marketing Officer of Paymentech, L.P. (now Chase Paymentech Solutions, LLC) from March 2000 through March of 2005, where he led the company's sales, customer care, account management, marketing and service operations functions. Mr. Cruickshank joined Paymentech subsequent to Paymentech's merger with Bank One Payment Services. Mr. Cruickshank served as Managing Partner of Bank One Payment Services and Senior Vice President of First Data Merchant Services, Inc. from October of 1996 until the merger with Paymentech in July 1999. Mr. Cruickshank has also held positions of Vice President Acquirer Relations with MasterCard International, Inc. and Director of Business Development for MCI Telecommunications, Inc. Mr. Cruickshank is also an advisor to the board of directors of AuctionPay, Inc. a venture backed company serving the payment processing needs of non-profit organizations. Mr. Cruickshank holds a B.S. in Business Administration with concentrations in finance and marketing from the University of Nebraska.

     Robert J. Ford joined the Company in June 1999. Since July 2004, he has served as Executive Vice President of Product Development, in addition to serving as the Company’s Chief Technology Officer, a position he has held since January 2002. From October 2000 to July 2004, Mr. Ford served as the Company’s Senior Vice President of Product Development. Prior to October 2000, he served as the Company’s Vice President of Engineering. From 1997 to May 1999, Mr. Ford was Vice President of Engineering for Extensity, Inc., a vendor of web-based e-business applications. From 1995 to 1997, Mr. Ford served as Vice President of Engineering for Intrinsa Corporation, a developer of defect detection software. From 1992 to 1995, Mr. Ford was Vice President of Engineering for Objectivity, Inc., a developer of database management systems. Mr. Ford was employed by Boole & Babbage, Inc., a vendor of systems management software, from 1980 to 1992, where he was Vice President of Engineering from 1981 to 1986, Vice President of Advanced Technology from 1986 until 1989, and Vice President of Systems from 1989 to 1992. Mr. Ford received a B.S. from Witwatersrand College for Advanced Technical Education in South Africa.

     Steven D. Pellizzer joined the Company in February 1999 and has served as Vice President of Finance since January 2002, prior to which he served as the Company’s Corporate Controller and Assistant Controller. In January 2003, Mr. Pellizzer was appointed as the Company’s Chief Financial Officer. Before joining the Company, Mr. Pellizzer was a Manager at PricewaterhouseCoopers LLP, an accounting firm, from 1996 to 1999. Mr. Pellizzer received a B.S. in Commerce from Santa Clara University.

     Michael A. Walsh joined the Company in September 1998 and has served as Senior Vice President of Worldwide Sales since January 2006. From December 2004 to December 2005, Mr. Walsh served as Vice President of Worldwide Sales. From September 1998 through December 2004, Mr. Walsh held positions with increasing levels of responsibility at the Company including Senior Director, Director, and Manager. Prior to joining the Company, Mr. Walsh accumulated over eight years of technology and financial services experience at Oracle Corporation and Merrill Lynch. Mr. Walsh received a B.A. in Political Science from The University of California at Irvine.

     George Barby joined the Company in July 2006 and serves as the Company’s Vice President of Worldwide Operations. Prior to this, Mr. Barby was Vice President, Network Engineering and Telecommunications at Safeway, Inc. from 2002 to 2006. Mr. Barby had many years of experience in running complex data centers, networks, and payment applications. He has served as Vice President of Network and Telecommunications at First Data Corporation and Vice President of Global Telecommunications and Network Engineering at Visa. Prior to Visa, he managed Wells Fargo's network engineering.

     Perry S. Dembner joined the Company in November 2002 as the Vice President of Marketing. Immediately before joining CyberSource, and also between January 1996 and October 1998, Mr. Dembner was an independent consultant, developing business plans and marketing programs for a variety of high technology companies. From November 1998 through June 2000, he served as Vice President, Marketing at Applicast, an enterprise application service provider. From 1994 through 1995, Mr. Dembner served as Vice President, Marketing and Business Development for Honeycomb Software, a developer of Web content management systems. Prior to joining Honeycomb Software, Mr. Dembner held positions in product management and marketing at Farallon Computing and IBM/ROLM Systems, and in corporate strategy at Strategic Planning Associates (now Mercer Management Consulting). He also serves on the Board of Directors of the Merchant Risk Council.. Mr. Dembner holds a B.S. in Economics from the University of Pennsylvania's Wharton School and an M.B.A. from Stanford's Graduate School of Business.

     Kirsten Fry-Sanchez joined the Company in April 2006 and serves as the Company’s Vice President of Product Management. From January 2000 to April 2006, Ms. Fry-Sanchez held various positions at First Data Corporation, including Vice President of Global Online Services for First Data Corporation's Western Union web business, Vice President for eCommerce and Marketing. Before her tenure at First Data Corporation, Ms. Fry-Sanchez had a ten year career at Royal Caribbean Cruises where, among other duties, she oversaw the industry's first automated distribution system for trade partners and played a key role in the organization's initial entry into eCommerce. She holds a bachelor's degree in liberal arts and environmental studies from Florida International University.

     David Hansen joined the Company in March 2006 and serves as President of BidPay.com, Inc., which the Company acquired from First Data Corporation in March 2006. From 1987 to March 2006, Mr. Hansen held various positions at First Data Corporation, including Vice President and General Manager of BidPay.com, Inc., Vice President, Global Operations for Western Union, Vice President of New Product Development, Vice President of Operations for First Data Corporation’s payment area, Director of Operations of First Data Corporation’s utility payments business and Foreign Exchange Manager of Western Union’s international team. Mr. Hansen holds a bachelor's degree in finance from Brigham Young University.

     David J. Kim joined the Company in July 1998 and has served as General Counsel since October 2000, prior to which he served as the Company’s Corporate Counsel. In February 2004, Mr. Kim was appointed Vice President and General Counsel. Before joining the Company, Mr. Kim was a contracts negotiator for an integrated circuits company in Sunnyvale, California, from May 1998 to July 1998. From April 1996 through June 1998, Mr. Kim held the position of Information Technology Manager at a defense litigation law firm in San Francisco, California. Between September 1994 and April 1995, Mr. Kim served an externship at the Office of the District Attorney of New York County as a Special Assistant District Attorney. Mr. Kim received a B.A. in Political Science from the University of California at Berkeley and a J.D. from the Benjamin N. Cardozo School of Law, Yeshiva University.

     Patricia A. Martin joined the Company in October 1998 and has served as the Company’s Vice President of Customer Support since January 2001. Prior to January 2001, Ms. Martin served as Senior Director of Information Technology. From July 1997 to September 1998, Ms. Martin was Senior Manager of Business Applications at Acuson Corporation, a medical imaging company. Ms. Martin also held various management positions during her career at Silicon Graphics, Inc., a computer software and hardware manufacturer, from 1987 to 1997. Ms. Martin received a B.S. in Information Technology from Santa Clara University.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

     The Compensation Committee of the Board has responsibility for reviewing and developing compensation policies applicable to the Company’s executive officers and directors in accordance with the Company’s compensation philosophy, making decisions regarding all forms of compensation to executive officers and directors, and administering the Company’s 1998 and 1999 Stock Option Plans, the 1999 Non-Qualified Stock Option Plan and the Assumed PaylinX Options (collectively, the “Plans”), under which option grants may be made to executive officers, directors and other key employees.

Compensation Philosophy and Objectives

     The Compensation Committee believes that the primary goal of the Company’s executive compensation program should be related to creating stockholder value. The executive compensation policies of the Compensation Committee are designed to provide incentives to create stockholder value by attracting, retaining and motivating executive talent that contributes to the Company’s short-term and long-term success, by rewarding the achievement of the Company’s short-term and long-term strategic goals, by linking executive officer compensation and stockholder interests through grants of awards under the Plans, and by recognizing individual contributions to Company performance.

Role of Executive Officers in Compensation Decisions

     The Compensation Committee makes all compensation decisions for the executive officers. The Chief Executive Officer annually reviews the performance of each executive officer (other than the performance of the Chief Executive Officer whose performance is reviewed by the Compensation Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee. The Compensation Committee exercises its discretion in modifying any recommended adjustments or awards to executives.

Setting Executive Compensation for 2006

     Based on the foregoing objectives, the Compensation Committee structured the Company’s 2006 short-term and long-term incentive-based cash and noncash executive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals. In furtherance of this, the Compensation Committee used the market data provided by the Radford Executive Survey, a survey of executive compensation published by Radford Surveys + Consulting, a business unit of Aon Consulting, Inc., a global human resources consulting firm. The Compensation Committee also engaged Radford Surveys + Consulting to provide information about long-term incentive practices and alternatives and to provide recommendations on how best to structure an equity incentive program that aligns the interests of the executive, the Company and its stockholders.

Base Salaries

     The Company provides named executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salaries for named executive officers are determined for each executive based on his or her position and responsibility. Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Merit based increases to salaries of the executive officers are based on the Compensation Committee’s assessment of the individual’s performance.

     During its review of 2006 base salaries for executives, the Compensation Committee primarily considered:

  Market data provided by the Company’s outside consultants;
  Internal review of the executive’s compensation, both individually and relative to other executive officers; and
  Individual performance of the executive.

     In making decisions regarding the 2006 annual base salaries of the Company’s executive officers, the Compensation Committee compared the annual base salaries of the executive officers against data from the Radford Executive Survey provided by Radford Surveys + Consulting consisting of annual base salaries of technology companies with annual revenues ranging from $50 million to $200 million, as well as those with annual revenues under $50 million. For comparison purposes, the Company’s revenues were approximately $50 million for fiscal 2005 and approximately $70 million for fiscal 2006.

     With the exception of the Company’s newly created Chief Operating Officer/President position which is separately addressed below, the Compensation Committee attempted to generally set the annual base salaries for executive officers between the 50th percentile and 75th percentile of annual base salaries paid to similarly situated executives of companies with annual revenues under $50 million, and below the 50th percentile of annual base salaries paid to similarly situated executives of companies with annual revenues between $50 million and $200 million. Variations to this objective occurred as dictated by the experience level and performance of the individual and market factors. The Compensation Committee believes this approach is required in order to attract and retain a well qualified base of executive officers.

Long-Term Equity Incentive Compensation

     In connection with the mandatory stock option expensing rules that went into effect in 2006, the Compensation Committee considered alternative forms of equity grants, such as restricted stock. However, the Compensation Committee concluded that these alternative grant types lacked the true incentive features of stock options and there was a lack of control over the timing of taxation with restricted stock. As a result, the Compensation Committee concluded that it would continue to utilize stock options as its primary long-term equity incentive compensation, with limited exceptions.

     The Company’s stock option program assists the Company to:

  Enhance the link between the creation of stockholder value and long-term executive incentive compensation;
  Provide an opportunity for increased equity ownership by executives; and
  Maintain competitive levels of total compensation.

     Stock option award levels are generally determined based on market data and vary among participants based on their positions within the Company. In making decisions regarding the equity compensation of the Company’s executive officers, the Compensation Committee relied on data provided by Radford Surveys + Consulting that compared the equity compensation of the executive officers, the Company’s overhang and burn-rate against those of a peer group of companies with annual revenues ranging from $10 million to $200 million (most of which ranged from $40 million to $100 million) from the following industry sectors: Network Products/Services, Software Products/Services, Internet/E-Commerce, Capital Equipment, Computer Peripherals, Medical Devices/Scientific Instruments, Other High Technology, Telecommunications Products/Services. The companies comprising this peer group are:

•	@Road	•	Google	•	SPSS
•	Advent Software	•	Infospace	•	Sunrise Telecom/
•	Ariba	•	Internet Security		Symantec
•	Ask.Com		Systems	•	Tumbleweed
•	Blue Colt Systems	•	Lxia		Communications
•	Catapult	•	Keynote Systems	•	Verisign
	Communications	•	McAfee	•	Vignette
•	Ceridian HR Solutions	•	Metavante	•	Vitira
•	Checkfree	•	MIVA	•	Watchguard
•	Corillian	•	Netratings		Technologies
•	Digital Insight	•	Packeteer	•	Webmethods
•	E*Trade Group	•	S1	•	Websense
•	eBay	•	Secure Computing	•	Yahoo!
•	Entrust-U.S.	•	Selectica

     The Compensation Committee has attempted to set its equity compensation for its executive officers at the median value of equity compensation paid to similarly situated executives of companies comprising the peer group listed above. When determining specific grants, the Compensation Committee used a guideline of sizing grants within a spread of plus or minus 35% around the target grant size. Generally, an individual who has met Company performance expectations and standards is awarded a grant between low and target levels, an individual who has demonstrated superior past performance and demonstrates potential to make significant contributions to the Company’s future success is awarded a grant between target and high levels and an individual who performs below the Company’s standards does not receive a grant until his or her performance improves.

     The annual stock options awarded in 2006 were awarded in a meeting of the Compensation Committee held in March 2006. Newly hired executives generally receive their award on the first day of employment. Compensation Committee approval of such options took place during 2006 on or before the first day of employment of the hired executive and, in each case, the awards were effective on the first day of employment. All option awards made during 2006 had an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Global Market on the date of the award (or the immediately preceding trading day, if the Nasdaq Global Market was not open on the date of the award), with the exception of the award to Mr. McKiernan which was at 110% of such closing price. Pursuant to the terms of the 1999 Stock Option Plan, awards to owners of 10% or more of the Company’s issued and outstanding stock must be priced at 110% of the closing price.

     Generally, the options granted by the Compensation Committee in connection with the hiring of employees vest at a rate of 25% of the shares underlying the option after one year of employment with the Company and the remaining shares vest in equal portions over the following 36 months, so that all shares are vested after four years. Options granted to employees who have been employed with the Company for one year typically vest in equal portions over 48 months. The term of the options granted in 2006 were generally six years. In the event an optionee terminates employment or service with the Company for any reason, other than as a result of death or disability, the vested portion of the option may generally be exercised within 30 days after the optionee’s termination of employment or service. In the event an optionee terminates employment or service as a result of the optionee’s death or disability, the vested portion of the option may generally be exercised within one year after the date of such termination.

Creation of Chief Operating Officer/President Position

     In 2006, the Company added the new position of Chief Operating Officer/President, the second most senior executive of the Company. In determining the compensation for this position, the Compensation Committee evaluated market data from Radford Surveys & Consulting for similar positions in companies with annual revenues ranging from $50 million to $200 million. In an effort to attract a highly qualified candidate, the Compensation Committee agreed to, during the course of negotiations, a base salary and equity compensation for the Chief Operating Officer/President position in excess of the 75th percentile of the competitive marketplace.

Performance-Based Incentive Compensation

     In 2006, the Company adopted a new cash bonus plan for its employees, including the executive officers, pursuant to which a bonus pool was established and included 50% of every dollar by which the Company exceeded the Company’s annual operating income plan as approved by the Board of Directors. The executive officers were entitled to cash bonuses out of the bonus pool up to those amounts as described under the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” in the “Grants of Plan Based Awards in 2006” table on page 17. Initially, the bonus plan provided that the Compensation Committee would assess the performance of the Company against its operating income plan on a quarterly basis. Following the assessment and subsequent award of bonuses following the first quarter, the Company amended the bonus plan such that the Compensation Committee would assess the performance of the Company following the end of the fiscal year and the bonuses for the last three quarters of the year, if any, would be paid following that assessment. After the first quarter, the payment of the bonuses was contingent on the Company achieving the planned operating income for the remainder of 2006. Awards made to the executive officers under the cash bonus plan for performance in 2006 are reflected in the column entitled “Non-Equity Incentive Plan Compensation” of the “Summary Compensation Table for 2006” on page 16.

Tax and Accounting Implications

Deductibility of Executive Compensation

     As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the management incentive plans are generally fully deductible for federal income tax purposes.

Accounting for Stock-Based Compensation

     Beginning on January 1, 2006, the Company began accounting for stock options in accordance with the requirements of FASB Statement 123(R).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS

John J. McDonnell, Jr.
Steven P. Novak
Kenneth R. Thornton

Summary Compensation Table for 2006

     The following table sets forth certain information concerning compensation of each person that served as the principal executive officer or principal financial officer of the Company during the fiscal year ended December 31, 2006, and the next three most highly compensated executive officers of the Company during the fiscal year ended December 31, 2006 (collectively, the “Named Executive Officers”):

				Stock		Non-Equity
				Awards	Option	Incentive Plan	All Other
Name and		Salary	Bonus	(1)	Awards (1)	Compensation	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
William S.	2006	$318,750	—	—	$207,649	$83,395	—	$609,794
McKiernan
Chairman and
Chief Executive
Officer

Steven D. Pellizzer	2006	$218,750	—	—	$161,272	$62,546	—	$442,568
Chief Financial
Officer and
Vice President of
Finance

Scott R.	2006	$225,000	—	$112,480	$908,033	$63,750(5)	$1,750(3)	$1,311,013
Cruickshank(2)

President and
Chief Operating
Officer

Robert J. Ford	2006	$255,000	$30,000	—	$159,873	$62,546	$5,855(4)	$513,274
Chief Technology
Officer and
Executive Vice
President of
Product
Development

Michael A. Walsh	2006	$215,000	—	—	$187,066	$194,459(6)	—	$596,525
Senior Vice
President,
Worldwide Sales

(1)	Represents the proportionate amount of the total fair value of the stock and option awards recognized by the Company as an expense in 2006 for financial accounting purposes, disregarding for this purposes the estimate of forfeitures related to service-based vesting conditions. The fair value of these awards and the amounts expensed in 2006 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payments (FAS123R). See Note 1 to our combined and consolidated financial statements for the year ended December 31, 2006 contained in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of all assumptions made in connection with the computation of these values.

(2)	Mr. Cruickshank became President and Chief Operating Officer on April 3, 2006. Therefore, the numbers reflected in this table for Mr. Cruickshank are on a pro rata basis. For more information regarding Mr. Cruickshank’s compensation, see page 18 for a discussion of his executive employment agreement with the Company.

(3)	Consists of the retainer paid to Mr. Cruickshank for his service as a director between January 1, 2006 and April 3, 2006. On April 3, 2006, Mr. Cruickshank was appointed as President and Chief Operating Officer of the Company and he remained as a director of the Company at such time.

(4)	Consists of the gross-up for payment of taxes paid to Mr. Ford for his bonus of $10,000.

(5)	Pursuant to the executive employment agreement between the Company and Scott Cruickshank which is described on page 18, Mr. Cruickshank was eligible for an annual cash bonus of $85,000, which bonus was guaranteed for fiscal 2006. The bonus was paid on a pro rata basis for the period that Mr. Cruickshank served as President and Chief Operating Officer for 2006.

(6)	Consists of $20,848 earned pursuant to the Company’s cash bonus plan and $173,611 earned pursuant to the Company’s sales commission plan.

Grants of Plan Based Awards in 2006

     The following table sets forth certain information concerning grants of awards made to each Named Executive Officer during the fiscal year ended December 31, 2006:

								All
								Other
		Estimated Future Payouts Under Non-			Estimated Future Payouts Under Equity			Stock	All Other		Grant
		Equity Incentive Plan Awards			Incentive Plan Awards			Awards:	Option	Exercise	Date Fair
								Number	Awards:	or Base	Value of
								of Shares	Number of	Price of	Stock and
								of Stock	Securities	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Underlying	Awards	Awards
Name	Date	($)	(1) ($)	($)	(#)	(#)	(#)	(#)	Options (#)	($/Sh)	(2)
William S. McKiernan	—	—	$100,000	—	—	—	—	—	—	—	—
	3/9/06	—	—	—	—	—	—	—	100,000	$9.19	$836,000
Steven D. Pellizzer	—	—	$75,000	—	—	—	—	—	—	—	—
	3/9/06	—	—	—	—	—	—	—	60,000	$8.36	$501,600
Scott R. Cruickshank	—	—	$63,750 (3)	—	—	—	—	—	—	—	—
	4/3/06	—	—	—	—	—	—	100,000	—	—
	4/3/06	—	—	—	—	300,000 (4)	—	—	—	—	$3,138,000
	4/3/06	—	—	—	—	—	—	—	550,000	$10.46	$5,753,000
Robert J. Ford	—	—	$75,000	—	—	—	—	—	—		—
	3/9/06	—	—	—	—	—	—	—	75,000	$8.36	$627,000
Michael A. Walsh	—	0	$125,000 (5)	$125,000 (5)	—	—	—	—	___	$___
	3/9/06	—	—	—	—	—	—	—	50,000	$8.36	$418,000

(1)	Represents potential payout levels under the Company’s cash bonus plan. The actual amount of incentive bonuses earned by each named executive officer is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information regarding the cash bonus plan is available under the heading “Performance Based Incentive Compensation” in the Compensation Discussion and Analysis on page 15.

(2)	Represents the grant date fair value of the award determined in accordance with FAS123(R). See Note 1 to our combined and consolidated financial statements for the year ended December 31, 2006 contained in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of all assumptions made in connection with the computation of these values.

(3)	Pursuant to the executive employment agreement between the Company and Scott Cruickshank which is described on page 18, Mr. Cruickshank was eligible for an annual cash bonus of $85,000, which bonus was guaranteed for fiscal 2006. The bonus was paid on a pro rata basis for the period that Mr. Cruickshank served as President and Chief Operating Officer for 2006.

(4)	Consists of an option to purchase 300,000 shares of the Company’s Common Stock which will vest in three equal installments, 18 months, 36 months and 54 months, from the commencement of Mr. Cruickshank’s employment based upon achievement of certain conditions relating to the future stock price of the Company.

(5)	Represents a potential payout of $25,000 under the Company’s cash bonus plan and a potential payout of $100,000 for meeting certain gross profit targets, which bonus is payable on a quarterly basis. In addition, Mr. Walsh is eligible to earn 3% of each dollar that exceeds the target gross profit.

Employment Agreements

     Oral agreements with certain named executive officers

     Mr. McKiernan, Mr. Ford, Mr. Pellizzer and Mr. Walsh have oral employment arrangements with the Company. In addition to the base salary listed above, each individual’s employment term is at-will, and each officer is eligible to receive a cash bonus if the Company exceeds certain corporate profit milestones.

     Scott R. Cruickshank Employment Agreement

     The Company and Scott R. Cruickshank are parties to an executive employment agreement dated April 3, 2006 (the “Cruickshank Agreement”). Mr. Cruickshank’s annual base salary under the Cruickshank Agreement is $300,000, subject to adjustment from time to time by the Company. In addition, Mr. Cruickshank is eligible to earn a performance bonus of up to $85,000, based upon achievement of milestones as determined by the Company. The payment of Mr. Cruickshank’s cash performance bonus for fiscal 2006 was guaranteed. The Cruickshank Agreement provides for an option to purchase 550,000 shares of the Company’s Common Stock of which 275,000 shares shall vest on the fourth anniversary of the date of Mr. Cruickshank’s commencement of employment, and the remaining 275,000 shares shall vest on the fifth anniversary of the commencement of Mr. Cruickshank’s employment. Mr. Cruickshank further received pursuant to the Cruickshank Agreement an additional option to purchase 300,000 shares of the Company’s Common Stock which will vest in three equal installments, 18 months, 36 months and 54 months, from the commencement of Mr. Cruickshank’s employment based upon achievement of certain conditions relating to the future stock price of the Company. The Cruickshank Agreement further provides for a restricted stock award of 100,000 shares of restricted stock of which 50,000 shares shall vest on the fourth anniversary of the commencement of Mr. Cruickshank’s employment and 50,000 shares shall vest on the fifth anniversary of the commencement of Mr. Cruickshank’s employment. In the event the Cruickshank Agreement is terminated by the Company without cause (as that term is defined in the Cruickshank Agreement), Mr. Cruickshank shall receive (a) payment of severance in the amount of twelve months of his current salary, and (b) in the event such termination occurs after the first year anniversary of Mr. Cruickshank’s employment, partial acceleration of vesting of his restricted stock. In the event the Cruickshank Agreement is terminated as result of the death of Mr. Cruickshank following the one year anniversary of his employment, his beneficiaries shall receive partial acceleration of vesting of Mr. Cruickshank’s restricted stock, and in the event the Cruickshank Agreement is terminated by Mr. Cruickshank for good reason (as that term is defined in the Cruickshank Agreement), Mr. Cruickshank shall receive payment of severance in the amount of twelve months of his current salary.

Outstanding Equity Awards at December 31, 2006

     The following table sets forth certain information concerning unexercised options, stock that has not vested and equity incentive plan awards for each Named Executive Officer outstanding as of the end of the fiscal year ended December 31, 2006:

	Option Awards								Stock Awards
												Equity
												Incentive
												Plan
										Market		Awards:
										Value	Equity	Market or
					Equity					of	Incentive	Payout
					Incentive				Number	Shares	Plan	Value of
					Plan				of	or	Awards:	Unearned
					Awards:				Shares	Units	Number of	Shares,
	Number of		Number of		Number of				or Units	of	Unearned	Units or
	Securities		Securities		Securities				of Stock	Stock	Shares,	Other
	Underlying		Underlying		Underlying				That	That	Units or	Rights
	Unexercised		Unexercised		Unexercised	Option			Have	Have	Other	That
	Options		Options		Unearned	Exercise		Option	Not	Not	Rights	Have Not
	(#)		(#)		Options	Price		Expiration	Vested	Vested	That Have	Vested(1)
Name	Exercisable		Unexercisable		(#)	($)		Date	(#)	($)	Not Vested	($)
William S.	200,000	(2)	—		—	$1.	76	02/08/2012	—	—	—	—
McKiernan
	71,875	(3)	3,125		3,125	$2.	48	02/27/2013	—	—	—	—
	72,916	(4)	27,084		27,084	$5.	46	01/19/2014	—	—	—	—
	43,750	(5)	56,250		56,250	$5.	97	03/07/2015	—	—	—	—
	18,750	(6)	81,250		81,250	$9.	19	03/09/2012	—	—	—	—
Steven D.	7,105	(7)	—		—	$3.	62	02/18/2009	—	—	—	—
Pellizzer
	1,395	(8)	—		—	$3.	62	03/29/2009	—	—	—	—
	6,000	(9)	—		—	$33.	25	01/27/2010	—	—	—	—
	7,500	(10)	—		—	$6.	75	08/11/2010	—	—	—	—
	3,500	(11)	—		—	$1.	125	04/09/2011	—	—	—	—
	95,833	(12)	4,167		4,167	$2.	25	02/27/2013	—	—	—	—
	51,041	(13)	18,959		18,959	$4.	96	01/19/2014	—	—	—	—
	8,750	(14)	6,250		6,250	$5.	12	08/26/2014	—	—	—	—
	26,250	(15)	33,750		33,750	$5.	43	03/07/2015	—	—	—	—
	11,250	(16)	48,750		48,750	$8.	36	03/09/2012	—	—	—	—
Scott R.	—		550,000	(17)	550,000	$10.	46	04/03/2013	—	—	—	—
Cruickshank
	—		100,000	(18)	100,000	$10.	46	10/03/2007	—	—	—	—
	—		100,000	(19)	100,000	$10.	46	04/03/2009	—	—	—	—
	—		100,000	(20)	100,000	$10.	46	10/03/2010	—	—	—	—
	—		—		—		—	—	—	—	100,000(21)	$1,102,000
Robert J.	137,500	(22)	—		—	$9.	00	06/01/2009	—	—	—	—
Ford
	12,500	(23)	—		—	$41.	25	12/29/2009	—	—	—	—
	50,000	(24)	—		—	$32.	125	03/31/2010	—	—	—	—
	55,000	(25)	—		—	$6.	75	08/11/2010	—	—	—	—

	Option Awards							Stock Awards
											Equity
											Incentive
											Plan
									Market		Awards:
									Value	Equity	Market or
				Equity					of	Incentive	Payout
				Incentive				Number	Shares	Plan	Value of
				Plan				of	or	Awards:	Unearned
				Awards:				Shares	Units	Number of	Shares,
	Number of		Number of	Number of				or Units	of	Unearned	Units or
	Securities		Securities	Securities				of Stock	Stock	Shares,	Other
	Underlying		Underlying	Underlying				That	That	Units or	Rights
	Unexercised		Unexercised	Unexercised	Option			Have	Have	Other	That
	Options		Options	Unearned	Exercise		Option	Not	Not	Rights	Have Not
	(#)		(#)	Options	Price		Expiration	Vested	Vested	That Have	Vested(1)
Name	Exercisable		Unexercisable	(#)	($)		Date	(#)	($)	Not Vested	($)
	75,000	(26)	—	—	$1.	125	04/09/2011	—	—	—	—
	125,000	(27)	—	—	$1.	60	02/08/2012	—	—	—	—
	67,083	(28)	2,917	2,917	$2.	25	02/27/2013	—	—	—	—
	40,104	(29)	14,896	14,896	$4.	96	01/19/2014	—	—	—	—
	18,125	(30)	11,875	11,875	$4.	73	07/19/2014	—	—	—	—
	24,062	(31)	30,938	30,938	$5.	43	03/07/2015	—	—	—	—
	14,062	(32)	60,938	60,938	$8.	36	03/09/2012	—	—	—	—
Michael A.	1,563	(33)	—	—	$0.	54	10/19/2008	—	—	—	—
Walsh
	2,818	(34)	—	—	$3.	62	03/29/2009	—	—	—	—
	1,500	(35)	—	—	$32.	125	03/31/2010	—	—	—	—
	3,500	(36)	—	—	$16.	312	04/19/2010	—	—	—	—
	750	(37)	—	—	$6.	75	08/11/2010	—	—	—	—
	3,000	(38)	—	—	$1.	125	04/09/2011	—	—	—	—
	9,000	(39)	—	—	$1.	60	02/08/2012	—	—	—	—
	5,813	(40)	375	375	$2.	25	02/27/2013	—	—	—	—
	6,458	(41)	2,709	2,709	$4.	96	01/19/2014	—	—	—	—
	6,459	(42)	3,125	—	$4.	40	03/10/2014	—	—	—	—
	100,000	(43)	100,000	100,000	$7.	01	12/13/2014	—	—	—	—
	4,375	(44)	5,625	5,625	$5.	43	03/07/2015	—	—	—	—
	9,375	(45)	40,625	40,625	$8.	36	03/09/2012	—	—	—	—

(1)	Reflects the value as calculated based on the closing price of the Company’s Common Stock on December 29, 2006 of $11.02 per share.

(2)	1/48th of the shares subject to the grant vested on February 1, 2002, and 1/48th of the shares subject to the grant vest each month thereafter.

(3)	1/48th of the shares subject to the grant vested on March 27, 2003, and 1/48th of the shares subject to the grant vest each month thereafter.

(4)	1/48th of the shares subject to the grant vested on February 19, 2004, and 1/48th of the shares subject to the grant vest each month thereafter.

(5)	1/48th of the shares subject to the grant vested on April 7, 2005, and 1/48th of the shares subject to the grant vest each month thereafter.

(6)	1/48th of the shares subject to the grant vested on April 9, 2006, and 1/48th of the shares subject to the grant vest each month thereafter.

(7)	25% of the shares subject to the grant vested on February 22, 2000, and 1/48th of the shares subject to the grant vest each month thereafter.

(8)	25% of the shares subject to the grant vested on March 29, 2000, and 1/48th of the shares subject to the grant vest each month thereafter.

(9)	1/48th of the shares subject to the grant vested on February 27, 2000, and 1/48th of the shares subject to the grant vest each month thereafter.

(10)	1/48th of the shares subject to the grant vested on September 11, 2000, and 1/48th of the shares subject to the grant vest each month thereafter.

(11)	1/48th of the shares subject to the grant vested on May 9, 2001, and 1/48th of the shares subject to the grant vest each month thereafter.

(12)	1/48th of the shares subject to the grant vested on March 27, 2003, and 1/48th of the shares subject to the grant vest each month thereafter.

(13)	1/48th of the shares subject to the grant vested on February 19, 2004, and 1/48th of the shares subject to the grant vest each month thereafter.

(14)	1/48th of the shares subject to the grant vested on September 1, 2004, and 1/48th of the shares subject to the grant vest each month thereafter.

(15)	1/48th of the shares subject to the grant vested on April 7, 2005, and 1/48th of the shares subject to the grant vest each month thereafter.

(16)	1/48th of the shares subject to the grant vested on April 9, 2006, and 1/48th of the shares subject to the grant vest each month thereafter.

(17)	50% of the shares subject to the grant vest on April 3, 2010 and the remaining 50% vest on April 3, 2011.

(18)	100% of the shares subject to the grant vest if, at any time prior to October 3, 2007, the average stock price of the Company over a thirty-day period that includes at least twenty trading days equals or exceeds $13.00 per share.

(19)	100% of the shares subject to the grant vest if, at any time prior to April 3, 2009, the average stock price of the Company over a thirty-day period that includes at least twenty trading days equals or exceeds $18.00 per share.

(20)	100% of the shares subject to the grant vest if, at any time prior to October 3, 2010, the average stock price of the Company over a thirty-day period that includes at least twenty trading days equals or exceeds $24.18.

(21)	50% of the shares subject to the restricted stock award vest and the risk of forfeiture shall lapse as to such shares on April 3, 2010 and the remaining 50% of the shares subject to the restricted stock award will vest and be released from the risk of forfeiture on April 3, 2011.

(22)	25% of the shares subject to the grant vested on June 1, 2000 and 1/48th of the shares subject to the grant vest each month thereafter.

(23)	25% of the shares subject to the grant vested on December 29, 2000 and 1/48th of the shares subject to the grant vest each month thereafter.

(24)	2/48th of the shares subject to the grant vested on March 31, 2000, and 1/48th of the shares subject to the grant vest each month thereafter.

(25)	1/48th of the shares subject to the grant vested on September 11, 2000, and 1/48th of the shares subject to the grant vest each month thereafter.

(26)	1/48th of the shares subject to the grant vested on May 9, 2001, and 1/48th of the shares subject to the grant vest each month thereafter.

(27)	1/48th of the shares subject to the grant vested on February 1, 2002, and 1/48th of the shares subject to the grant vest each month thereafter.

(28)	1/48th of the shares subject to the grant vested on March 27, 2003, and 1/48th of the shares subject to the grant vest each month thereafter.

(29)	1/48th of the shares subject to the grant vested on February 19, 2004, and 1/48th of the shares subject to the grant vest each month thereafter.

(30)	1/48th of the shares subject to the grant vested on August 1, 2004, and 1/48th of the shares subject to the grant vest each month thereafter.

(31)	1/48th of the shares subject to the grant vested on April 7, 2005, and 1/48th of the shares subject to the grant vest each month thereafter.

(32)	1/48th of the shares subject to the grant vested on April 9, 2006, and 1/48th of the shares subject to the grant vest each month thereafter.

(33)	25% of the shares subject to the grant vested on October 19, 1999 and 1/48th of the shares subject to the grant vest each month thereafter.

(34)	25% of the shares subject to the grant vested on March 29, 2000, and 1/48th of the shares subject to the grant vest each month thereafter.

(35)	2/48th of the shares subject to the grant vested on March 31 2000, and 1/48th of the shares subject to the grant vest each month thereafter.

(36)	1/48th of the shares subject to the grant vested on May 19, 2000, and 1/48th of the shares subject to the grant vest each month thereafter.

(37)	1/48th of the shares subject to the grant vested on September 11, 2000, and 1/48th of the shares subject to the grant vest each month thereafter.

(38)	1/48th of the shares subject to the grant vested on May 9, 2001, and 1/48th of the shares subject to the grant vest each month thereafter.

(39)	1/48th of the shares subject to the grant vested on February 1, 2002, and 1/48th of the shares subject to the grant vest each month thereafter.

(40)	1/48th of the shares subject to the grant vested on March 27, 2003, and 1/48th of the shares subject to the grant vest each month thereafter.

(41)	1/48th of the shares subject to the grant vested on February 19, 2004, and 1/48th of the shares subject to the grant vest each month thereafter.

(42)	1/48th of the shares subject to the grant vested on April 10, 2004, and 1/48th of the shares subject to the grant vest each month thereafter.

(43)	1/48th of the shares subject to the grant vested on January 1, 2005 and 1/48th of the shares subject to the grant vest each month thereafter.

(44)	1/48th of the shares subject to the grant vested on April 7, 2005, and 1/48th of the shares subject to the grant vest each month thereafter.

(45)	1/48th of the shares subject to the grant vested on April 9, 2006, and 1/48th of the shares subject to the grant vest each month thereafter.

Option Exercises in 2006

     The following table sets forth certain information concerning each exercise of stock options for each Named Executive Officer during the fiscal year ended December 31, 2006:

	Option Awards
	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise (1)
Name	(#)	($)
William S. McKiernan	—	—
Steven D. Pellizzer	2,500	$21,787.50
	1,000	$7,170
	4,000	$30,580
	5,000	$35,000
	15,000	$102,000
Scott R. Cruickshank	25,000	$101,000
	10,000	$43,400
Robert J. Ford	—	—
Michael A. Walsh	—	—

     (1)   Reflects the difference between the market price and the exercise price of the options.

Potential Payment Upon Termination or Change-in-Control

Acceleration of Options Upon Change-in-Control and Termination

     In the event of an “involuntary termination” or “constructive termination” of any of the named executive officers within one year following a change in control of the Company, one-half of the shares subject to the named executive officer’s option which are then unvested will become fully vested and exercisable immediately upon such termination.

     An “involuntary termination” is a termination for reasons other than commission of a felony or any other crime involving moral turpitude, repeated failure to perform services in accordance with the requests of superiors within the context of the officer’s duties, or the commission of a material fraud, misappropriation, embezzlement or other act of gross dishonesty on the part of the executive which resulted in material loss, damage or injury to the Company.

     A “constructive termination” is the voluntary termination by the executive after any of the following are undertaken without the executive’s consent: (i) the assignment of the executive of any duties or responsibilities or a change in the executive’s title or office, in each case which result in any material diminution or material adverse change of the executive’s position, status or circumstances as in effect immediately prior to the change in control; removal of the executive from or any failure to re-elect executive to any of his positions, except in connection with the termination of his employment for death, disability, retirement, fraud, misappropriation, embezzlement or any other voluntary termination of employment other than a constructive termination; provided, however, that no constructive termination shall be deemed to occur following a change in control of the Company by merely virtue of the Company operating as a subsidiary or division of the acquiring company if the executive continues with no material adverse change or material diminution in his title, duties or responsibilities following the change-in-control; (ii) a reduction by the Company in the executive’s annual base salary by greater than 10%; (iii) any failure by the Company to continue in effect any benefit plan or arrangement, including incentive plans or plans to receive securities of the Company in which the executive is participating at the time of the change in control of the Company or the taking of any action by the Company which would materially adversely affect executive’s participation in or reduce the executive’s benefits under any of such benefit plans or deprive the executive of any fringe benefit enjoyed by the executive at the time of a change in control of the Company; provided, however, that no constructive termination shall be deemed to occur if, following the change in control, the Company offers a range of benefit plans and programs which, taken as a whole, are comparable to the benefit plans that the Company is participating in at the time of the change in control; (iv) a relocation of executive, or the Company’s principal offices if the executive’s principal office is at such offices, to a location more than 40 miles from the location at which the executive was performing his duties prior to a change in control of the Company, except for required travel by the executive on the Company’s business to an extent substantially consistent with the executive’s business travel obligations at the time of a change in control of the Company; (v) any material breach by the Company of any provisions of the option grant; or (vi) any failure by the Company to obtain the assumption of the option grant by any successor or assign of the Company.

     The information in the table below quantifies the acceleration of the option grants described above if a change-in-control occurred on December 31, 2006, and the named executive’s employment was terminated as a result of an involuntary termination or constructive termination on December 31, 2006, based on the Company’s closing stock price on that date.

Name	Stock Options ($)
William S. McKiernan	$752,704
Steven D. Pellizzer	$253,332
Robert J. Ford	$262,800
Michael A. Walsh	$290,464

Scott R. Cruickshank Employment Agreement

     Pursuant to the Cruickshank Agreement, in the event the Cruickshank Agreement is terminated by the Company without cause (as that term is defined in the Cruickshank Agreement), Mr. Cruickshank shall receive (a) payment of severance in the amount of twelve months of his current salary, and (b) in the event such termination occurs after the first year anniversary of Mr. Cruickshank’s employment, partial acceleration of vesting of his restricted stock. In the event the Cruickshank Agreement is terminated as result of the death of Mr. Cruickshank after the first anniversary of his employment, his beneficiaries shall receive partial acceleration of vesting of Mr. Cruickshank’s restricted stock, and in the event the Cruickshank Agreement is terminated by Mr. Cruickshank for good reason (as that term is defined in the Cruickshank Agreement), Mr. Cruickshank shall receive payment of severance in the amount of twelve months of his current salary.

     The information in the table below quantifies the severance payments and acceleration of restricted as described above if Mr. Cruickshank was terminated on December 31, 2006, based on the Company’s closing stock price on that date.

Name	Termination without		Termination as a result	Termination by Mr.
	cause		of death	Cruickshank for good
reason
	Severance	Acceleration	Acceleration of	Severance
		of restricted	restricted stock
stock
Scott Cruickshank	$300,000	—	—	$300,000

Director Compensation in 2006

     The following table sets forth certain information concerning the compensation of our directors for the fiscal year ended December 31, 2006:

	Fees Earned or	Option
	Paid in Cash	Awards (2)	Total
Name (1)	($)	($)	($)
John J. McDonnell Jr.	$9,000	$68,321	$77,321

Steven P. Novak	$10,000	$68,321	$78,321

Kenneth R. Thornton	$10,000	$68,321	$78,321

Richard Scudellari	$8,250	$68,321	$76,571

(1)	Mr. McKiernan and Mr. Cruickshank are also Named Executives and pursuant to Rule 402, their compensation has been fully set forth above.

(2)	Represents the proportionate amount of the total fair value of the stock and option awards recognized by the Company as an expense in 2006 for financial accounting purposes, disregarding for this purposes the estimate of forfeitures related to service-based vesting conditions. The fair value of these awards and the amounts expensed in 2006 were determined in accordance with FAS123R. See Note 1 to our combined and consolidated financial statements for the year ended December 31, 2006 contained in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of all assumptions made in connection with the computation of these values.

(3)	The aggregate grant date fair value for each of the awards granted on January 1, 2006 was $66,000 and the aggregate grant date fair value for each of the awards granted on March 9, 2006 was $83,600.

     Agreements with Non-Employee Directors

     Each non-employee member of the Board of Directors of the Company is eligible to receive compensation, for 2006, as follows:

  Annual retainer for each non-employee member of the Board: $5,000 and an option to purchase 10,000 shares of Common Stock of the Company.

  Annual retainer for each non-employee member of a Board Committee: $1,000 per Board Committee.

  Annual retainer for serving as a non-employee Chair of a Board Committee: $1,000 (in addition to the standard Board Committee retainer).

     The non-employee directors are also eligible to receive a discretionary option to purchase 10,000 shares of Common Stock pursuant to the Company’s 1999 Stock Option plan.

Equity Compensation Plan Information

     The following table gives information about the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of December 31, 2006 including the 1998 Stock Option Plan, the 1999 Stock Option Plan, the 1999 Non-Qualified Stock Option Plan and the 1999 Employee Stock Purchase Plan, and the option agreements assumed by the Company in connection with the acquisition of PaylinX Corporation (the “PaylinX Acquisition”).

	(a)		(c)
	Number of		Number of securities
	securities to be	(b)	remaining available for
	issued upon	Weighted-average	future issuance under
	exercise of	exercise price of	equity compensation
	outstanding	outstanding	plans (excluding
	options, warrants,	options, warrants,	securities reflected in
Plan Category	and rights	and rights	column (a))
Equity compensation plans approved	5,360,048	$6.59	2,418,220
by security holders (1)

Equity compensation plans not	2,140,868	$9.33	69,287
approved by security holders (2)(3)

Total	7,500,916	$7.37	2,487,507

(1)	Represents shares of the Company’s Common Stock issuable pursuant to the Company’s 1998 Stock Option Plan, as amended, the 1999 Stock Option Plan, as amended and the 1999 Employee Stock Purchase Plan.

The 1998 Stock Option Plan (the “1998 Plan”) was originally adopted by the Board of Directors in March 1998 and was approved by the stockholders in March 1998. The 1998 Plan is administered by the Compensation Committee. Options granted pursuant to the 1998 Plan generally vest as follows: (a) options granted upon hire generally vest at a rate of 25% of the shares underlying the option after one year and the remaining shares vest monthly over the following 36 months, (b) subsequent options, awarded after an employee has been employed by the Company for one year, typically vest monthly over 48 months, or (c) as otherwise determined by the Compensation Committee. Stock options expire ten years after the date of grant. Currently, no options are being granted under the 1998 Plan. As of December 31, 2006, there were options outstanding to purchase 12,670 shares of the Company’s Common Stock under the 1998 Plan at a weighted average exercise price of $0.36575 per share and 337,885 shares were available for future issuance.

The 1999 Stock Option Plan (the “1999 Plan”) was originally adopted by the Board of Directors in January 1999 and was approved by the stockholders in January 1999. Subsequent amendments to the 1999 Plan increasing the number of shares authorized for issuance under the 1999 Plan in April 2000, July 2000 and May 2004 were approved by the Board of Directors and the stockholders. The 1999 Plan is administered by the Compensation Committee. Options granted pursuant to the 1999 Plan generally vest as follows: (a) options granted upon hire generally vest at a rate of 25% of the shares underlying the option after one year and the remaining shares vest monthly over the following 36 months, (b) subsequent options, awarded after an employee has been employed by the Company for one year, typically vest monthly over 48 months, or (c) as otherwise determined by the Compensation Committee. Stock options expire no later than ten years after the date of grant, and may expire earlier at the discretion of the Compensation Committee. As of December 31, 2006, there were options outstanding to purchase 5,342,378 shares of the Company’s Common Stock under the 1999 Plan at a weighted average exercise price of $6.55385 per share and 1,933,919 shares were available for future issuance.

The 1999 Employee Stock Purchase Plan (the “1999 ESPP”) was originally adopted by the Board and approved by the stockholders in June 1999. A subsequent amendment to the 1999 ESPP increasing the number of shares authorized for issuance under the 1999 ESPP in May 2004 was approved by the Board of Directors and the stockholders. The purpose of the 1999 ESPP is to provide employees of the Company who participate in the plan with an opportunity to purchase Common Stock of the Company through payroll deductions. The 1999 ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code of 1986, as amended. The 1999 ESPP is implemented by six-month offer periods with purchase dates within those offer periods every six-months. The Board of Directors may alter the duration of the offering periods without stockholder approval. Until August 1, 2005, the price per share at which shares were sold under the 1999 ESPP was equal to the lower of (i) 85% of the fair market value of the Common Stock on the date of commencement of the six-month offering period, or (ii) 85% of the fair market value of the Common Stock on the date of purchase. On July 19, 2005, the 1999 ESPP was amended to provide that the purchase price for shares of the Company’s Common Stock under the 1999 ESPP shall be 95% of the fair market value of the Company’s Common Stock on the applicable exercise date, effective for offer periods commencing on August 1, 2005. The fair market value of the Common Stock on a given date is determined based upon the last sale price of the Common Stock on the Nasdaq Global Market as of the last market trading day prior to the time of the determination. The purchase price of the shares is accumulated by payroll deductions during the offering period. The deductions may not exceed the lesser of (i) 10% of a participant’s eligible compensation, which is defined in the 1999 ESPP to include the regular straight time gross salary in effect at the beginning of the offering period, exclusive of any payments for overtime, shift premium, bonuses, commissions, incentive compensation, incentive payments, or other compensation, or (ii) $5,000 for each offering period. As of December 31, 2006, there were 146,416 shares available for future issuance under the 1999 ESPP.

(2)	Includes outstanding options to purchase 420,750 shares of the Company’s Common Stock issuable pursuant to option plans and agreements assumed pursuant to the PaylinX Acquisition. The option agreements were originally issued by PaylinX Corporation under the PaylinX Corporation 2000 Stock Option Plan (the “PaylinX Plan”), which is described below.

Pursuant to the PaylinX Acquisition, the Company assumed the option agreements then outstanding under the PaylinX Plan (the “Assumed PaylinX Options”). Other than the Assumed PaylinX Options, no other options may be issued under the PaylinX Plan. The Assumed PaylinX Options are governed by the terms of the PaylinX Plan under which they were originally issued. Options governed by the terms of the PaylinX Plan generally are non-transferable (with the exception of non-qualified stock options, which may be assigned) and expire no later than ten years from date of grant. Options generally are exercisable immediately, upon vesting. Shares of Common Stock issuable and/or exercised under the PaylinX Plan vest based upon years of service, generally four years. The PaylinX Plan was duly approved by the stockholders of PaylinX prior to the PaylinX Acquisition.

(3)	Represents shares of the Company’s Common Stock issuable pursuant to the Company’s 1999 Non-Qualified Stock Option Plan (the “1999 Non-Qualified Plan).

The Board of Directors adopted the 1999 Non-Qualified Plan in October 1999. The 1999 Non-Qualified Plan is administered by the Compensation Committee. Pursuant to the 1999 Non-Qualified Plan, the Compensation Committee may grant non-qualified stock options, at its discretion, to employees, independent contractors and consultants of the Company or any parent or subsidiary corporation of the Company. Only non-qualified-stock options may be issued under the 1999 Non-Qualified Plan. Stock options may not be granted to officers and directors of the Company from the 1999 Non-Qualified Plan. Stock options issued under the 1999 Non-Qualified Plan have an exercise price of no less than 85% of the fair market value of the Common Stock on the date of grant of the option. Options are generally non-transferable. The term of all options granted under the Plan shall not exceed ten years from the date of grant As of December 31, 2006, there were options outstanding to purchase 1,720,118 shares of the Company’s Common Stock under the 1999 Non-Qualified Plan at a weighted average exercise price of $10.13022 per share and 69,287 shares were available for future issuance.

CERTAIN RELATED PARTY TRANSACTIONS

Review, approval or ratification of transactions with related persons

     The Audit Committee of the Company is responsible for reviewing and approving or disapproving any transaction or arrangement that may present a material conflict of interest between a member of management or the Board and the Company as set forth in the Company’s Audit Committee charter.

Legal Services

     During fiscal year 2006, the law firm of Morrison & Foerster LLP provided legal services to the Company, for which the Company paid approximately $400,000 in fees. Mr. Scudellari, a director of the Company, is a partner of Morrison & Foerster LLP.

Indemnification

     The Company has entered into indemnification agreements with its directors and certain of its executive officers. The indemnification agreements provide, among other things, that the Company will indemnify its directors and executive officers, under the circumstances and to the extent provided therein, for expenses, damages, judgments, fines and settlements each may be required to pay in actions or proceedings which either of them may be made a party by reason of their positions as a director, executive officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s bylaws.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report, Report of the Audit Committee and stock performance graph shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any such filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended .

STOCK PERFORMANCE GRAPH

     The following line graph compares the yearly percentage change in (i) the cumulative total stockholder return on the Company’s Common Stock since December 31, 2000 with (ii) cumulative total stockholder return on (a) the Nasdaq Stock Market -- U.S. Index, and (b) the RDG Internet Composite Index. The comparison assumes an investment of $100 on December 31, 2000, and reinvestment of dividends, if any. The stock price performance shown on the graph is not necessarily indicative of future price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among CyberSource Corporation, The NASDAQ Composite Index
And The RDG Internet Composite Index

* $100 invested on 12/31/01 in stock or index-including reinvestment of dividends.
Fiscal year ending December 31.

Index	12/01	12/02	12/03	12/04	12/05	12/06
CyberSource Corporation	$ 100.00	$ 139.20	$ 293.18	$ 406.25	$ 375.00	$ 626.14
Nasdaq Stock Market (U.S.)	100.00	71.97	107.18	117.07	120.50	137.02
RDG Internet Composite	100.00	74.19	104.93	116.40	114.29	126.71

AUDIT COMMITTEE REPORT

     In accordance with its written charter adopted by the Board of Directors of the Company (the “Board”), the Audit Committee of the Board (the “Committee”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Since the effective date of the Sarbanes-Oxley Act of 2002 (the “New Law”), the Committee has become responsible for the appointment, compensation and oversight of the work of the Company’s independent auditors.

     During the fiscal year 2006, the Committee met seven times and discussed the interim financial information contained in each quarterly earnings announcement with the Chief Executive Officer, Chief Financial Officer and independent auditors prior to public release.

     In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement relating to relationships between the auditors and the Company that might bear on the auditors’ independence, consistent with the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their independence and satisfied itself as to the auditors’ independence. The Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls. The Committee reviewed with the independent auditors their audit plans, audit scope and identification of audit risks.

     The Committee discussed with the independent auditors their judgment as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed under generally accepted auditing standards pursuant to the Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements.

     The Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2006, with management and the independent auditors. Discussion topics included the quality and acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

     Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment of the independent auditors and the Board concurred in such recommendation.

     Each of the members of the Audit Committee is independent as defined under the listing standards of the NASD for Nasdaq listed issuers.

AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

John J. McDonnell, Jr.
Steven P. Novak
Kenneth R. Thornton

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of Common Stock as of March 22, 2007 as to (a) each director and nominee, (b) each named executive officer, (c) all directors and officers as a group, and (d) for each person known by the Company, as of December 31, 2006, to beneficially own more than 5% of the outstanding shares of its Common Stock.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 22, 2007 are deemed outstanding. Percentage of beneficial ownership is based upon 35,123,151 shares of Common Stock outstanding as of March 22, 2007. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite the person’s name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o CyberSource Corporation, 1295 Charleston Road, Mountain View, California 94043.

	Amount of Common
Name and Address of Beneficial Owner	Stock	Percent of Class
FMR Corporation (1)	5,238,271 (1)	14%
82 Devonshire Street
Boston, MA 02109
William S. McKiernan (2)	3,835,776 (2)	10%
John J. McDonnell Jr. (3)	667,691 (3)	1%
Robert J. Ford (4)	653,107 (4)	1%
Steven D. Pellizzer (5)	246,853 (5)	*
Richard Scudellari (6)	158,500 (6)	*
Kenneth R. Thornton (7)	149,000 (7)	*
Michael A. Walsh (8)	186,952 (8)	*
Steven P. Novak (9)	60,600 (9)	*
Scott R. Cruickshank (10)	--- (10)	*
All current executive officers and directors as a group	5,958,479(11)	16%
(9 persons)(11)

*	Less than 1% of the outstanding Common Stock.

(1)	Based solely on information reported on Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007. Includes 2,124,421 shares of Common Stock held by Fidelity Small Cap Stock Fund.

(2)	Includes (a) 22,100 shares of Common Stock held by members of Mr. McKiernan’s immediate family and (b) options to purchase 445,206 shares of Common Stock exercisable within 60 days of March 22, 2007. Mr. McKiernan disclaims beneficial ownership of the shares held by his immediate family.

(3)	Includes (a) options to purchase 440,000 shares of Common Stock exercisable within 60 days of March 22, 2007 and (b) 45,341 shares held by Mr. McDonnell’s spouse. Mr. McDonnell disclaims beneficial ownership of the shares held by his spouse.

(4)	Includes options to purchase 646,107 shares of Common Stock exercisable within 60 days of March 22, 2007.

(5)	Includes options to purchase 246,853 shares of Common Stock exercisable within 60 days of March 22, 2007.

(6)	Includes options to purchase 143,000 shares of Common Stock exercisable within 60 days of March 22, 2007.

(7)	Includes options to purchase 149,000 shares of Common Stock exercisable within 60 days of March 22, 2007.

(8)	Includes options to purchase 186,952 shares of Common stock exercisable within 60 days of March 22, 2007.

(9)	Includes (a) 1,600 shares of Common Stock held by members of Mr. Novak’s immediate family and (b) options to purchase 59,000 shares of Common Stock exercisable within 60 days of March 22, 2007. Mr. Novak disclaims beneficial ownership of the shares held by his immediate family.

(10)	Upon Mr. Cruickshank becoming the Company’s President and Chief Operating Officer, he relinquished an option to purchase 10,000 shares awarded on March 9, 2006

(11)	Includes (a) 69,041 shares of Common Stock held indirectly, see footnotes 2, 3 and 9 and (b) options to purchase 2,316,118 shares of Common Stock exercisable within 60 days of March 22, 2007.

OTHER MATTERS

     Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Act requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership of the Company’s Common Stock with the Securities and Exchange Commission and the Nasdaq Stock Market. Reporting Persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during fiscal 2006 all Reporting Persons complied with all applicable filing requirements.

     Other Matters. The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

FORM 10-K ANNUAL REPORT

     UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, CYBERSOURCE CORPORATION, 1295 CHARLESTON ROAD, MOUNTAIN VIEW, CALIFORNIA 94043 THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED THEREWITH.

By Order of the Board of Directors,

Richard Scudellari
Secretary

Dated: April 9, 2007

Appendix A

CYBERSOURCE CORPORATION

AMENDED AND RESTATED COMPENSATION COMMITTEE CHARTER

I. Purpose

     The Compensation Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of CyberSource Corporation (the “Company”) to: (a) assist the Board in discharging its responsibilities relating to compensation of the Company’s directors and executive officers; and (b) produce an annual report on executive officer compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations. The Committee shall undertake those specific duties and responsibilities listed below and such other duties as the Board may from time to time prescribe. All powers of the Committee are subject to the restrictions designated in the Company’s bylaws and by applicable law.

II. Committee Membership

     Committee members shall be elected by the Board on an annual basis and shall serve until their respective successors are duly elected and qualified. Committee members may be removed at any time by the Board.

     The Committee shall consist of no fewer than three members. Each member of the Committee shall meet the independence requirements of NASDAQ, the definition of a “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934, as amended, the requirements of Section 162(m) of the Internal Revenue Code for “outside directors,” and any other applicable regulatory requirements.

III. Structure and Meetings

     The Committee shall conduct its business in accordance with this Charter, the Company’s bylaws and any direction by the Board. The Committee chairperson shall be designated by the Board, or, if it does not do so, the Committee members shall elect a chairperson by a vote of the majority of the full Committee.

     The Committee shall meet at such times and places determined by the Committee chairperson, with further actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its chairperson. Members of the Committee may participate in a meeting of the Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

     The Committee chairperson will preside at each meeting and, in consultation with the other members of the Committee, will set the frequency and length of each meeting and the agenda of items to be addressed at each meeting. The Chairperson of the Committee (or other member designated by the Chairperson or the Committee in the Chairperson’s absence) shall regularly report to the full Board on its proceedings and any actions that the Committee takes. The Committee will maintain written minutes of its meetings, which minutes will be maintained with the books and records of the Company.

     As necessary or desirable, the Chairperson of the Committee may invite any director, officer or employee of the Company, or other persons whose advice and counsel are sought by the Committee, to be present at meetings of the Committee, consistent with the maintenance of confidentiality of compensation discussions. The CEO should not be present during voting or deliberations on the CEO’s compensation.

IV. Committee Authority and Responsibilities

     The Committee shall:

a.	Review and approve the Company’s compensation programs and arrangements applicable to its officers (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934), including without limitation salary, incentive compensation, equity compensation and perquisite programs, and amounts to be awarded or paid to individual officers under those programs and arrangements, or make recommendations to the Board regarding approval of the same. Without limiting the generality of the foregoing, the Committee shall review and approve all other employment-related contracts, agreements or arrangements between the Company and its officers and all other contracts, agreements or arrangements under which compensatory benefits are awarded or paid to, or earned or received by, the Company’s officers, including, without limitation, employment, severance, change of control and similar agreements or arrangements.

b.	Determine the objectives of the Company’s executive officer compensation programs, identify what the programs are designed to reward, and modify (or recommend that the Board modify) the programs as necessary consistent with such objectives and intended rewards.

c.	Ensure appropriate corporate performance measures and goals regarding executive officer compensation are set and determine the extent to which they are achieved and any related compensation earned.

d.	Consistent with the foregoing, at least annually review and establish the Company’s goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of such goals and objectives, and, either as a Committee or together with the other independent directors (if directed by the Board), determine and approve the CEO’s compensation level based on this evaluation. In determining the long-term incentive component of the CEO’s compensation, the Committee should consider, among other things, the Company’s performance and relative stockholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the Company’s CEO in past years.

e.	Endeavor to ensure that the Company’s compensation programs are effective in attracting and retaining key employees, reinforcing business strategies and objectives for enhanced stockholder value, and are administered in a fair and equitable manner consistent with established policies and guidelines.

f.	Administer the Company’s incentive-compensation plans and equity-based plans as in effect and as adopted from time to time by the Board.

g.	Review and approve any new equity compensation plan or any material change to an existing plan where stockholder approval has not been obtained.

h.	Review and approve any stock option award or any other type of award as may be required for complying with any tax, securities, or other regulatory (including NASDAQ) requirement, or otherwise determined to be appropriate or desirable by the Committee or Board.

i.	Review and discuss with the Company’s management the “Compensation Discussion and Analysis” required to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC, and recommend to the Board whether or not to include such “Compensation Discussion and Analysis” in such proxy statement or annual report.

j.	Produce a Committee report on executive officer compensation as required to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC.

k.	Perform such other functions and have such other powers consistent with this Charter, the Company’s bylaws and applicable law as the Committee or the Board may deem appropriate.

V. Performance Evaluation

     The Committee shall annually review and assess the adequacy of this Charter and recommend any proposed changes to the Board for approval. The Committee shall also perform an annual evaluation of its own performance, which shall compare the performance of the Committee with the requirements of this Charter. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

VI. Committee Resources

     The Committee shall be empowered, without the approval of the Board or management, to engage and compensate such independent legal, accounting and other advisors and consultants as it deems necessary or desirable to carry out its duties. The Committee shall have the sole authority to retain and terminate any such advisors and consultants that it desires to use to assist in its evaluation of director, CEO or executive officer compensation or performance of its other duties and shall have the sole authority to approve any such advisor or consultant’s fees and other retention terms. The Committee shall receive appropriate funding, as determined by the Committee, from the Company for payment of: a) compensation to any advisor or consultant retained by the Committee; and b) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

CYBERSOURCE CORPORATION
1295 CHARLESTON ROAD
MOUNTAIN VIEW, CA 94043

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by CyberSource Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CyberSource Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CYBRS1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CYBERSOURCE CORPORATION

THE DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1 AND 2.

Vote On Directors				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	To elect six directors of the company to serve until the 2008 Annual Meeting of Stockholders
				☐	☐	☐
01) William S. McKiernan 02) John J. McDonnell, Jr. 03) Steven P. Novak 04) Richard Scudellari 05) Kenneth R. Thornton 06) Scott R. Cruickshank

Vote On Proposal							For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as the independent auditors for the company for the year ending December 31, 2007.						☐	☐	☐

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereafter.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

Please indicate if you plan to attend this meeting		☐	☐
		Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

CYBERSOURCE CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
May 17, 2007

The undersigned hereby appoints William S. McKiernan and Richard Scudellari, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CyberSource Corporation that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. Pacific Time, on May 17, 2007, at the company's headquarters located at 1295 Charleston Rd., Mountain View, California 94043, and any adjournment or postponement thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR THE PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING
THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE